Exhibit 99.1

Timothy Baker	Scott Solomon
Executive VP, Treasurer and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978.256.4200	617.542.5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Earnings of $0.06 per Share on 56% Increase

in Revenues for the First Quarter of 2012

•	Acquisitions, Organic Growth Drive 91% Growth of North American Laser Revenue

•	Net Income of $0.8 Million for the Three Months Ended March 31

•	Company Concludes Quarter with Cash and Equivalents & Marketable Securities of $76.8 Million

Westford, Mass., May 1, 2012 – Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months ended March 31, 2012.

Financial Highlights

Revenues increased to $34.2 million in the first quarter of 2012 from $21.9 million for the same period in 2011, reflecting stronger demand in both North America and international markets, and the contribution of recently acquired products. Net income for the first quarter was $0.8 million, or $0.06 per diluted share, compared with a net loss of $1.9 million, or $0.15 per basic and diluted share, for the first quarter of 2011.

“Our North American laser business led a strong performance for Cynosure in the first quarter, as total revenues increased 56 percent year-over-year,” said Michael Davin, the Company’s President and Chief Executive Officer. “Laser revenue in North America was up more than 90 percent. This reflected key contributions from our recent acquisitions as well as solid, internally generated growth related to products including our new Cellulaze™ Cellulite Laser Workstation. Cellulaze is just weeks into its U.S. launch, and the initial response has been excellent. International laser revenue also performed well with a 53 percent increase in the first quarter of 2012 over the same period in 2011, primarily attributable to our expanded product offerings from acquisitions.”

Gross profit margin for the three months ended March 31, 2012 increased to 57.1%, compared with 55.2% for the same period of 2011. Higher gross margin in the 2012 period reflected a favorable product mix and a greater percentage of laser product revenue from North America, where average selling prices tend to be higher.

Total operating expenses for the first quarter of 2012 were $18.7 million, or 55% of revenues, compared with $13.9 million, or 64% of revenues, for the first quarter of 2011. The $4.8 million increase in the first quarter of 2012 primarily reflected higher selling and marketing expenses associated with the launch of new products and the ConBio acquisition, which closed in June 2011, as well as expenses associated with the research and development of new aesthetic laser workstations and energy-delivery systems.

“We generated income from operations of nearly $0.9 million in the first quarter, compared with a loss from operations of $1.9 million for the comparable period of 2011,” Davin said. “Our solid financial performance enabled us to generate positive cash flow from operations of $3.7 million and exit the quarter with cash, cash equivalents and marketable securities of $76.8 million, up more than $3 million from year-end 2011.”

Recent Events

Cellulaze Launched in the U.S.

The first quarter of 2012 marked the U.S. introduction of Cellulaze, the first and only minimally invasive aesthetic laser device to treat cellulite. The product, which received FDA clearance in January, is being marketed in North America through Cynosure’s direct sales force.

“Cellulaze is garnering an enthusiastic response among aesthetic surgeons and their patients, and positive media coverage, including recently on NBC’s Today show,” Davin said. “The level of satisfaction with the treatment results is high, and we believe that our commitment to physician training and patient safety has much to do with those positive outcomes.”

“In addition to our emphasis on training, Cellulaze is supported by a large and growing body of clinical research, including several abstracts presented at the recent Scientific Conference of the American Society for Laser Medicine and Surgery (ASLMS),” Davin said. “These studies reinforce the initial feedback we have received from doctors and patients regarding the positive outcomes they have experienced with Cellulaze.”

ASLMS Presentations on Picosecond Technology

Three clinical abstracts and an invited lecture related to studies of Cynosure’s picosecond Alexandrite laser platform technology highlighted the Company’s participation at last month’s ASLMS Conference. Cynosure is developing the industry’s first picosecond technology, which it expects to be the centerpiece of its next flagship workstation, for multiple applications including tattoo removal and pigmented lesions. Subject to regulatory approval, the Company plans to launch its first picosecond product in early 2013.

Business Outlook

“Our business is off to a strong start in 2012, and we hope to continue that positive momentum as we move through the year,” Davin said. “We believe that proprietary aesthetic devices such as Cellulaze and Smartlipo position Cynosure as the leader in a new category of minimally invasive light-based cosmetic applications. These procedures offer cost efficient and effective treatment options for consumers as well as create new opportunities for aesthetic surgeons to further broaden their relationships with their customers.”

First-Quarter Financial Results Conference Call

In conjunction with its first-quarter 2012 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce the appearance of cellulite and treat Onychomycosis. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Q-switched, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the Company’s anticipated financial results and product development, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)
(In thousands, except per share data)
	Three Months Ended Mar. 31,
	2012	2011
Revenues	$34,168	$21,884
Cost of revenues	14,660	9,803

Gross profit	19,508	12,081

Operating expenses
Selling and marketing	11,551	8,756
Research and development	3,239	2,240
Amortization on intangible assets acquired	342	10
General and administrative	3,518	2,941

Total operating expenses	18,650	13,947

Income (loss) from operations	858	(1,866)

Interest income, net	10	54
Other income, net	209	214

Income (loss) before income taxes	1,077	(1,598)

Income tax provision	258	296

Net income (loss)	$819	$(1,894)

Diluted net income (loss) per share	$0.06	$(0.15)

Diluted weighted average shares outstanding	13,037	12,577

Basic net income (loss) per share	$0.07	$(0.15)

Basic weighted average shares outstanding	12,578	12,577

Condensed Consolidated Balance Sheet
(In thousands)
	Mar. 31,	Dec. 31,
	2012	2011
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$70,778	$67,073
Accounts receivable, net	14,701	12,853
Inventories	29,970	29,568
Prepaid expenses and other current assets	3,880	3,038
Deferred tax asset, current portion	701	701

Total current assets	120,030	113,233
Property and equipment, net	8,217	7,705
Long-term marketable securities	5,992	6,595
Goodwill and intangibles, net	23,059	23,486
Other noncurrent assets	457	561

Total assets	$157,755	$151,580

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$22,977	$22,418
Amounts due to related parties	1,374	1,550
Deferred revenue	9,793	6,388
Capital lease obligations	304	239

Total current liabilities	34,448	30,595

Capital lease obligations, net of current portion	615	494
Deferred revenue, net of current portion	313	367
Other long-term liabilities	737	497

Total stockholders’ equity	121,642	119,627

Total liabilities and stockholders’ equity	$157,755	$151,580